Exhibit 10.65
AMENDMENT TO
NATIONAL CITY CORPORATION
2001 STOCK OPTION PLAN
As Amended And Restated
Effective October 22, 2001
          Effective October 23, 2006, the following section in the above-referenced plan shall hereby be amended to read as follows:
2.	DEFINITIONS.

(k)	“Market Value per Share” means, at any date, the closing price, per share, of a share of Common Stock, on the New York Stock Exchange on the trading day of such date as reported by the Wall Street Journal (Midwest Edition or, if the Common Stock shall be primarily traded in another market, as determined in a manner specified by the Board using quotations in such other market.
          Effective on and after October 23, 2006, the following section in the above-referenced plan shall hereby be amended to read as follows and shall be applicable to all grants under such plan except stock options outstanding as of the date of this amendment:
8.	Adjustments

The Board shall make or provide for such adjustments in the maximum numbers of shares of Common Stock specified in Paragraphs 3(b), 3(c) and 4(c)(3) of this Plan, in the numbers of shares of Common Stock covered by Option Rights granted hereunder, and in the prices per share applicable under such Option Rights, as the Board in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from a stock dividend, stock split, combination of shares, re-capitalization or other change in the capital structure of National City, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of right or warrants to purchase securities, or other corporate transaction or event having an effect similar to any of the foregoing.